February 28, 2003

Mr. Frederick J. Lynch
25 Cromwell Drive
Chester, New Jersey 07930

Dear Fred:

I am pleased to offer you the position of Senior Vice President, Human Pharmaceutical Supply Chain for Alpharma Inc., reporting directly to me.

I am confirming the following compensation and benefits, as a beginning of what I'm certain will be a fruitful relationship.

Your annual salary will be $325,000 paid on a bi-weekly basis. You will be eligible for a salary review, based on your performance, in April 2004.

You will participate in the Company's Annual Incentive Plan, with a bonus target equal to 50% of your salary. Please note that the incentive payment depends upon both individual and Company performance.

You will be eligible to participate in Alpharma's Stock Option Plan each year based on your prior performance and ongoing recognition of your contributions to the continued success of our Company. The award range for your level under the current program is 20,000-30,000 shares.

In addition, you will receive a one-time sign-on grant of 30,000 options effective the first trading day following your date of hire. This stock option award will have an exercise price equal to the fair market value on the date of the grant (based on closing price on that date) and will become exercisable in 25% increments each year beginning on the first anniversary of the award. The options will remain exercisable for a ten-year period from the initial grant date, based on your continued employment, and if applicable, provisions of Alpharma's severance and Change of Control Plans.

As you know, we are recommending to the Compensation Committee of the Board of Directors a long-term incentive plan for our key executives. Should this plan be approved, you will be eligible to participate.

You will receive an Executive Allowance of $28,600 per year (taxable), for automobile maintenance, insurance and financial planning assistance.

As a Senior Vice President, you will be eligible for Alpharma's Executive Severance and Change of Control Plans. The Severance Plan provides for 18 months of salary continuation should your employment be terminated by the Company for any reason oher than "for Cause". All vested stock options will remain exercisable for 30 days following termination date, and all unvested stock options will be forfeited.

The change of Control Plan provides for an additional 12 months of salary continuation (30 months total) should certain changes to the Company's ownership structure occur and, for a two-year period following such change, your employment is terminated for any reason other than 'for Cause", or there is a diminution in your job responsibilities, or your job is relocated more than 50 miles away. All outstanding stock options will become vested upon a Change of Control and will remain exercisable through the remaining stock option periods.

During any periods of salary continuation, you will continue to participate in the Company's healthcare plans at normal employee rates and be covered under the Company's Basic Life Insurance and Accidental Death and Dismemberment Plans.

You will earn vacation at a rate of 20 days per year, which is accrued on a pay period basis. You will also be given 12 holidays each calendar year (five of which are designated as floating holidays).

In connection with your relocation to Copenhagen, we will forward under separate cover the International Relocation Policy and related information. As we discussed, the duration of this assignment will not extend beyond July of 2004, unless mutually agreed.

Additionally, you will be entitled to the Alpharma benefit package that includes the following:

    A Defined Benefit Pension Plan fully paid by the Company in which qualified employees vest 100% after 5 years of employment. The Company also provides a Supplemental Executive Retirement Plan.

    A Non-Qualified Savings Plan, similar to a 401(k) plan, to which you can contribute an unlimited percentage of pre-tax salary and incentive compensation (not subject to IRS limitations). The first 6% of contributions will be matched by the Company on a scale ranging from 40% to 100%, based on your length of service. You will be able to invest all contributions in the same accounts offered to participants of the Company's 401(k) plan, which is administered by T. Rowe Price. Enrollment is subject to plan provisions.

    Stock Purchase Plan in which you can contribute up to 4% of salary for the purchase of Alpharma's stock. The Company will match 50% of your contributions. The Company's match is vested at the end of each quarter. Enrollment is subject to plan provisions.

    A Group Healthcare Plan that provides coverage for Medical, Dental, Prescription Drugs and Vision Care. You become eligible for this benefit upon the start of your employment.

    Company paid Basic Life, and Accidental Death and Dismemberment Insurance equal to three times your base salary, up to a maximum benefit of $1,000,000 for each plan. In addition, you will be able to purchase supplemental life insurance up to three times salary with a maximum benefit of $750,000 or $1,000,000, with satisfactory evidence of good health.

    A Short-term Disability Program that pays 66% of your base salary for six months, and a long-term disability plan that provides a monthly benefit equal to 60% of salary up to a maximum monthly benefit of $10,000.

    A Tuition Assistance Program, which pays for job related studies provided the course is passed with a grade "C" or better.

The above reflects the standard US benefits package for executives. Of course certain aspects of the benefits program will operate differently during your expatriate assignment.

Fred, I am very excited about you joining Alpharma on a mutually agreed upon date. Please note that this offer of employment is contingent upon providing necessary identification for proof of citizenship and/or authorization to work in the U.S. on your first day of employment.

I would appreciate your acknowledging this offer of employment by signing this letter as a matter of record. Please return the signed copy to me.

Very truly yours,

/s/ Ingrid Wiik

Ingrid Wiik
CEO & President
Alpharma Inc.

P.S. This offer is subject to the approval of the Compensation Committee of our Board of Directors, which will take action on this matter no later than the end of next week.

As an acknowledgment of your understanding and acceptance of our offer, please sign below and return to my attention. A copy is enclosed for your personal records.

/s/ Frederick J. Lynch Frederick J. Lynch	March 3, 2003 Date